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                             ALVAREZ & MARSAL, INC.

                       599 LEXINGTON AVENUE - SUITE 2700
                            NEW YORK, NEW YORK 10022

                                 (212) 759-4433
                               FAX: (212) 759-5532

April 30, 2001

Mrs. Linda Wachner
Chairman and
 Chief Executive Officer
The Warnaco Group, Inc.
90 Park Avenue
New York, New York 10016

Dear Mrs. Wachner:

The purpose of this letter agreement (the 'Agreement') is to set forth the terms of the engagement between Alvarez & Marsal, Inc. ('A&M') and The Warnaco
Group, Inc. (together with its divisions, subsidiaries and affiliates, the 'Company'), including the scope of the services to be performed and the basis of compensation for those services. Upon your execution and the effectiveness hereof pursuant to paragraph 9, this letter will constitute an agreement between the Company and A&M.

     1. Description of Services and Duties

     (a) A&M will provide the services described below. A&M shall assign Antonio Alvarez to this engagement, and Mr. Alvarez shall have primary responsibility for providing and coordinating A&M's efforts hereunder. A&M shall report directly to the Chief Executive Officer of the Company (the 'CEO') and the Board of Directors of the Company (the 'Board'). The services to be provided are

          (i) Oversee, with the approval of the CEO and the Board, all restructuring. and refinancing related efforts of the Company, including

               i. the activities of all professionals retained to assist in the marketing and sale of assets, the recapitalization of the

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                    Company or otherwise retained as part of the restructuring.
                    efforts;

               ii. the preparation and presentation of reports and other general communications with the Company's creditors and shareholders; and

               iii. at the Board's request, the development of a restructuring plan for the Company

          (ii) Assist the CEO and other senior management in the preparation of an operating plan and cash flow forecast;

         (iii) Assist the CEO and other senior management in the identification of cost reduction opportunities and working capital opportunities;

          (iv) Assist the CEO and other senior management with other operational, issues as requested;

          (v) Assist the CEO and other senior management in the identification and recruitment of financial personnel; and

          (vi) Engage in such other activities as are approved by the Board or the CEO.

     (b) Mr. Alvarez will devote substantially all of his time to providing, and supervising other people assisting him in providing, the services described above, and in any event, shall devote not less than 85% of his time. In rendering services to the Company, Mr. Alvarez may, subject to the approval of the CEO or the Board, use additional A&M personnel to assist him. In the event the Company and A&M determine that the services described above can best be provided by Mr. Alvarez in the capacity of chief restructuring officer, A&M agrees that it will permit Mr. Alvarez to accept that position. The Company agrees that in such event, the compensation paid to Mr. Alvarez would be as set forth herein.

     (c) You understand that the services to be rendered by A&M may include the preparation of projections and other forward-looking statements and numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections and other forward looking statements. A&M will be relying on information provided by members of the Company's management in the preparation of those projections and other forward-looking statements. A&M makes no representation or guarantee that an appropriate restructuring proposal can be formulated for the Company, that any restructuring proposal presented to the Board will be more successful than all other possible restructuring proposals, that restructuring is the best course of action for the Company or, if


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          formulated, that any proposed restructuring plan will be accepted by the Company's creditors, shareholders and other constituents. Further, A&M assumes no responsibility for the selection of any restructuring proposal that it assists in formulating and presenting to the Board, and A&M shall be responsible for implementation only of the restructuring proposal approved by the Board and only to the extent and in the manner authorized and directed by the Board.

     2. Compensation

     (a) A&M will receive a fee for the services of Mr. Alvarez (prorated as necessary) at a rate of $175,000 per month, payable monthly in advance. In the event Mr. Alvarez should become unable to fulfill his duties due to illness or incapacity for a period of 30 days or more, the parties agree to negotiate in good faith a reduced monthly fee for such period. Services rendered by other A&M personnel shall be compensated at their customary hourly rates, payable monthly. As of the date of this letter, those rates are:

          Managing Directors       $400 - $525
          Directors                $350 - $400
          Associates               $275 - $340
          Analysts                 $145 - $220

          No later than 90 days following the commencement of the engagement, A&M and the Company will negotiate a monthly flat fee rate covering those A&M personnel who are expected to be devoted to the engagement on a substantially full time basis.

          In the event the engagement is terminated by the Company without Cause or by A&M with Good Reason, A&M shall receive a severance payment equal to $175,000 times the lesser of 12 or the number of months (including fractions thereof) remaining in the Term (the 'Severance Payment').

     (b) A&M shall be entitled to incentive compensation (the 'Incentive Compensation') equal to 90% of the cash value of the annual bonus, including any incentive based bonus, discretionary bonus (not based principally on asset sales or a restructuring), and supplemental incentive plan bonus, paid to the highest paid senior officer (adjusted pro rata for the number of months A&M has performed services under this Agreement), payable on the same terms and at the same time as to such officer, but in any event not less than 120 days after the Company's fiscal year end.

     (c) Upon the occurrence of a Trigger Event (this term and other defined terms used in this subparagraph are defined below), A&M shall be entitled to a restructuring fee (the 'Restructuring Fee') equal to five percent (5%) of the Improvement in Value; provided, however, that in no event shall the Restructuring Fee be less than $3 million; and provided further, that any

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          amounts payable as Incentive Compensation under subparagraph 2(b)
          shall be credited against the amounts that become payable under this paragraph.

          In the event a Restructuring Fee becomes payable because of the occurrence of the events described in clause (i) or (ii) of the definition of Trigger Event, the Restructuring Fee shall be paid to A&M immediately upon the occurrence of the Trigger Event. That component of the Restructuring Fee based on Aggregate Consideration that is contingent upon the realization of future financial performance (e.g., an earnout or similar provision) shall be paid by the Company to A&M promptly upon the receipt of such Aggregate Consideration by the Company or its shareholders (including holders of options, warrants, stock appreciation rights, convertible securities and similar securities of the Company). That component of the Restructuring Fee that is based on Aggregate Consideration that is deferred (including without limitation any Aggregate Consideration held in escrow) shall be valued at the total stated amount of such consideration without applying a discount thereto and shall be paid by the Company to A&M promptly upon the occurrence of the Trigger Event; provided that the portion of the Restructuring Fee payable on account of amounts held in escrow shall not become payable until released from escrow to (or for the benefit of) the Company.

          In the event a Restructuring Fee becomes payable because of the occurrence of the events described in clause (iii) or (iv) of the definition of Trigger Event, 80% of the Restructuring Fee shall be paid to A&M immediately upon the occurrence of the Trigger Date. The remaining 20% of the Restructuring Fee shall be paid to A&M 225 days following the Trigger Date (the 'Final Payment Date'). During the 225 day period prior to the Final Payment Date, A&M and the Company shall, acting ins good faith, recalculate the Restructuring Fee based on the actual Operating EBITDA achieved during the six-month period following the Trigger Date and the amount due A&M on the Final Payment Date shall be adjusted accordingly; provided, however, that in no event shall any downward adjustment of the Restructuring Fee due A&M be greater than the 20% holdback described above. In the event the Company and A&M shall be unable to agree on the recalculation of the Restructuring Fee, each of the parties agrees to submit the issue to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in the State of New York, except that each party shall bear its own expenses.

          For the purposes of this subparagraph 2(c), the following terms shall have the following meanings:

          'Trigger Event' shall mean the earliest to occur of (i) the consummation of (or, if earlier, the execution of definitive documentation for) a sale, lease, transfer or other disposition of all or substantially all the assets of the Company in one or more transactions (a 'Sale of Assets'); (ii) the merger or consolidation of the Company with or into any other entity or any combination, including by way of joint venture, of all or substantially all the Company's assets, in each case in one or more transactions (or, if earlier, the



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          execution of definitive documentation for any such transactions);
          (iii) a substantial restructuring of (or, if earlier, the execution of definitive documentation for the substantial restructuring of) the Company's debt, either through a restructuring or refinancing of the existing bank debt, new investments, sales of assets combined with a material modification of debt documents, or a combination of any or all of the foregoing, in one or more transactions the effect of which is to provide the Company with an amount of liquidity and flexibility which is anticipated to be sufficient to allow it to operate without default under tire Company's operating plan to be formulated with A&M's assistance; and (iv) the expiration of the engagement upon the conclusion of the Term (as defined in paragraph 3 below) or its termination by the Company without Cause or by A&M with Good Reason. In the event the Trigger Event occurs under clause (i), (ii) or (iii) upon the execution of definitive documentation for the transaction(s) giving rise to the Trigger, then notwithstanding anything herein to the contrary, the Restructuring Fee earned upon such Trigger Event shall become payable upon consummation of the transactions contemplated by the definitive documentation (regardless of whether this engagement shall have been terminated prior to such consummation), not upon execution of such documentation.

          'Improvement in Value' shall mean either (a) in the event Improvement in Value is being calculated because of events described in clause (i) or (ii) of the definition of Trigger Event, (x) the Aggregate Consideration plus, in the event the transaction(s) giving rise to the Trigger Event involves less than all the assets, to the extent positive, (y) the sum of (I) Debt Paydowns (net of those cash; payments reducing debt made with the proceeds of the transaction(s) giving rise to the Trigger Event); (II) the product of seven (7) times the Trigger Date EBITDA for those assets not involved in the transaction(s) giving rise to the Trigger Event; and (III) the Company's cash and cash equivalents not being transferred as part of the transaction(s) giving rise to the Trigger Event; minus (z) $1,100,000,000; or (b) in the event Improvement in Value is being calculated because of events described in clause (iii) or (iv) of the definition of Trigger Event, to the extent positive, (i) Debt Paydowns plus (ii) the product of seven (7) times the Trigger Date EBITDA plus
          (iii) the Company's cash and cash equivalents minus (iv)
          $1,100,000,000.

          'Debt Paydowns' shall mean the sum of cash payments made during the Service Period under the Company's debt and receivables facilities that permanently reduce the other parties' commitments under such facilities plus the estimated net proceeds from the sale, lease, transfer or other disposition of assets that are the subject of fully executed sale agreements that have not yet closed plus (or minus) the improvement or deterioration in the Company's working capital compared to its working capital as of May 1, 2001, in each case as reflected in the Company's revolving lines of credit, adjusted for seasonal considerations in a manner to be agreed upon in good faith by the CEO and A&M.



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          'Aggregate Consideration' shall mean the total amount of all cash, securities, contractual arrangements (including any lease arrangements or put or call agreements) and other properties paid or payable, directly or indirectly in connection with a Trigger Event (including without limitation, amounts paid to holders of any warrants, stock purchase rights or convertible securities of the Company and to holders of any options or stock appreciation rights issued by the Company, whether or not vested). Aggregate Consideration shall also include the amount of any debt and liabilities (whether short or long term) of the Company (including the principal amount of any indebtedness for borrowed money and capitalized leases and the full amount of any off-balance sheet financings) (x) repaid or retired in connection with or anticipation of the Trigger Event or (y) existing on the Company's balance sheet at the time of the Trigger Event (if such Trigger Event takes the form of a merger, consolidation or a sale or issuance of stock or partnership interests) or assumed in connection with a Trigger Event (if such Trigger Event takes the form of a Sale of Assets or a joint venture). In the event such Trigger Event takes the form of a Sale of Assets, Aggregate Consideration shall include (i) the value of any current assets not purchased, minus
          (ii) the value of any current liabilities not assumed. In the event such Trigger Event takes the form of a recapitalization, restructuring, spin-off, split-off or similar transaction, Aggregate Consideration shall include the fair market value of (i) the equity securities of the Company retained by the Company's security holders in exchange for or in respect of securities of the Company retained by the Company's security holders following such Trigger Event and
          (ii) any securities received by the Company's security holders in exchange for or in respect of securities of the Company following such Trigger Event (all securities received by such security holder being deemed to have been paid to such security holder on account of such Trigger Event). The value of securities that are freely tradable in an established public market will be determined on the basis of the last market closing price prior to the consummation of the Trigger Event. The value of securities, lease payments, and other consideration that are not freely tradable on are established market, or if the consideration utilized consists of property other than securities, the value of such property shall be the fair market value thereof as determined in good faith by A&M and agreed to by the Company; provided, however, that all debt securities, except zero coupon or deep discount securities, shall be valued at their stated principal amount without applying a discount thereto.

          'Service Period' shall mean the period from the effective date hereof until the Trigger Date.

          'Trigger Date' shall mean the date upon which the Trigger Event occurs.

          'Trigger Date EBITDA' shall mean actual Operating EBITDA for the six-month period ending prior to the Trigger Date plus projected Operating EBITDA for the six-month period following the Trigger Date (including the month in which the Trigger Date occurs). In the event Operating EBITDA is being calculated because of the restructuring described in clause (iii) of the definition of Trigger Event, the projected Operating EBITDA shall be based



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          on the Company's operating plan used in connection with such restructuring. In the event Operating EBITDA is being calculated because of the Triggering Event described in clause (iv), the projected Operating EBITDA shall be based on projections developed by the Company and A&M acting in good faith.

          'Operating EBITDA' with respect to any period shall mean the EBITDA (earnings before interest, taxes, depreciation and amortization) net of other income (expense); extraordinary items; gains or losses on the sale of assets; fees and expenses related to the amendment, restatement, extraordinary repayment or refinancing of debt; any deduction for minority interest expense; expenses of litigation of any kind (including administrative proceedings); all professional fees, fines, damages and settlement payments; restructuring charges (including, without limitation, professional fees and expenses, employee severance and incentive payments, costs of operations discontinued or identified to be discontinued and cure payments for assumed contracts or leases as well as any other costs that should not be assigned to on-going operations) ; plus estimated cost savings anticipated but not yet realized from cost reduction programs that have already been implemented; less any contribution to EBITDA of assets that are the subject of fully executed sale agreements that have not yet closed; in each case, for such period.

     (d) No Incentive Compensation or Restructuring Fee shall be earned after termination of this engagement by the Company for Cause or by A&M without Good Reason. A&M shall be entitled to receive and retain any Incentive Compensation or Restructuring Fee earned prior to the date of such termination.

     (e) The Company shall promptly remit to A&M a retainer in the amount of $100,000, which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all the Company's obligations hereunder.

     (f) A&M employees shall be reimbursed for their reasonable out-of-pocket expenses incurred in connection with this engagement such as travel, lodging and telephone charges. In addition, A&M shall be reimbursed for the reasonable fees and expenses of its counsel incurred in connection with the preparation, negotiation and approval of the Agreement. All fees and expenses will be billed and payable on a monthly basis, or, at A&M's discretion, more frequently.

3.   Term

     (a) The engagement will commence as of the effective date hereof and continue for a period of eighteen months, or, if shorter, until 60 days after any filing by the Company of a petition under chapter 11 of Title 11 of the United States Code if the court having competent jurisdiction over any such


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          Company's chapter 11 case has not authorized the retention of A&M hereunder by such date (the 'Terms'); provided, however, that the engagement may be terminated by either the Company without cause by giving 30 days' written notice to A&M or by A&M by giving 90 days written notice to the Company. In the event of such termination by either the Company or A&M, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).

     (b) The company may immediately terminate A&M's services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shell be relieved of all of its payment obligations under the Agreement, except for the payment of monthly fees and expenses through the effective date of termination
          (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 7. For purposes of this Agreement, 'Cause' shall mean (x) if A&M breaches any of its material obligations hereunder and does not cure such breach within 30 days of the Company having given written notice of such breach to A&M; (y) if A&M engages in willful misconduct which is injurious to the Company; or (z) if A&M no longer makes Mr. Alvarez available to lead this engagement for reasons other than his illness, incapacity or death.

     (c) A&M may terminate its services under the Agreement without Good Reason at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice; provided, however, that such date is at least 90 days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its payment obligations under the Agreement, except for the payment of monthly fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 7.

     (d) A&M shall be entitled to terminate its services hereunder for Good Reason. For purposes of the Agreement, termination for 'Good Reason' shall mean (x) if the Company breaches any of its material obligations under the Agreement and does not cure such breach within 30 days of A&M having given written notice of such breach to the Company or (y) if the Company engages in willful misconduct which is injurious to A&M.

4.   Relationship of the Parties

     The parties intend that an independent contractor relationship will be created between A&M and the Company by this engagement letter. Neither A&M nor any of its personnel or subcontractors is to be considered an employee or agent of the Company and the personnel and subcontractors of A&M are not entitled to any of the benefits that the Company provides for the Company's employees. The Company acknowledges that A&M's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement


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     that is subject to the rules of the AICPA, SEC, or other state or national professional or regulatory body.

5.   Confidentiality

     A&M shall keep as confidential all non-public information received from the Company it conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or
     (iii) as reasonably required in communication with the Company's shareholders, affiliates and creditors, or their advisors, in the performance of this engagement. At the conclusion of the engagement, if requested by the Company, A&M shall return all such information in its possession to the Company.

6.   Non-Solicitation/Certain Conduct

     Each of the parties hereto agree not to solicit, recruit or hire any employees of the other party during this engagement and for a period of two years subsequent to the termination of this engagement. During and after this engagement, each of the parties agrees to refrain from making any statements of a defamatory or disparaging nature regarding the other party or their officers, directors, personnel, products or services, except, in each case, in such party's professional capacity or in connection with the performance of its duties hereunder or in connection with litigation arising out of or relating to the Agreement.

7.   Indemnification

     The attached indemnification agreement is incorporated herein by reference and shall be executed upon the acceptance of the Agreement. The Company shall also use commercially reasonable efforts (which shall include the payment of amounts which the Company determines in its good faith are reasonable) to arrange to add A&M, its officers, directors and employees as additional insured parties under the Company's existing director and officer liability insurance policy. The Company shall also use commercially reasonable efforts (which shall include the payment of amounts which the Company determines in its good faith are reasonable) to arrange to maintain any such insurance coverage for a period of two years following termination of this engagement. Termination of this engagement shall not affect any of these provisions, which shall remain in full force and effect.

8.   Miscellaneous

     This engagement letter (together with the attached indemnity provisions);
     (a) shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except



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     in writing executed by both parties hereto. Without limiting the requirement to submit to binding arbitration for certain specified matters in paragraph 2(c), the Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder.

9.   Effectiveness

     This engagement letter shall become effective upon its execution by the parties hereto and approval by the Board.

Please sign the enclosed copy of this proposal to acknowledge your agreement with its terms.

                                Very truly yours,

                                Alvarez & Marsal, Inc.



                                By: /s/ Antonio C. Alvarez
                                    -------------------------------
                                    Antonio Alvarez
                                    Managing Director

ACCEPTED AND AGREED:

The Warnaco Group, Inc.,
For itself and by on behalf of all of its subsidiaries,

By:  /s/ Linda Wachner
     -----------------------------------
Its: Chairman/CEO
     -----------------------------------



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                           INDEMNIFICATION AGREEMENT

     This indemnity is made part of an agreement, dated April 30, 2001 (which together with any renewals, modifications or extensions thereof, is herein referred to as the 'Agreement') by and between Alvarez & Marsal, Inc. ('A&M') and The Warnaco Group, Inc. (together with all its subsidiaries, the 'Company') for services to be rendered to the Company by A&M.

A. The Company agrees to indemnify and hold harmless each of A&M, its partners, employees and subcontractors (each, an 'Indemnified Party' and collectively, the 'Indemnified Parties') against any and all losses, claims, damages, liabilities, penalties, obligations and expenses (including the reasonable costs for counsel as and when incurred in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing this agreement) caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or non-performance of their obligations under the Agreement, provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct (an 'Excluded Liability'). The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent of any such liability for losses, claims, damages, liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding. A&M will not settle, compromise or consent to the entry of any judgment in any proceeding or threatened claim, suit, action or proceeding in respect of which indemnification may be sought hereunder without the prior written consent of the Company, which shall not be unreasonably withheld.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties.




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C. If any action, proceeding or investigation (an 'Action') is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company within 15 days of its receipt of notice of such Action; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall have the option to defend such Action, including to select counsel reasonably acceptable to the Indemnified Party, unless such counsel determines there is an actual or potential conflict of interest between the Company, any of its subsidiaries, officers or directors, on the one hand, and the Indemnified Party, on the other hand. If the Company fails to notify the Indemnified Party within 15 days of notice of the Action from the Indemnified Party, or in the event counsel determines there is an actual or potential conflict of interest, the Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending or settling any Action in which such Indemnification Party is a party or is threatened to be made a party by reason of the engagement under the Agreement, in advance of the final disposition of such Action upon submission of invoices therefor. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such Action in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor; provided that the Company shall not be liable for the fees and expenses of more than one such separate counsel. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification: then the Company, on the one hand,



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and the Indemnified Parties, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses so that the Indemnified Parties are responsible in the aggregate for a percentage of losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities and costs; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement, except that this sublimitation will not be applicable to any losses, claims, damages, liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of the Indemnified Party. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

F. Neither termination of the Agreement nor termination of A&M's engagement shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

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
Alvarez & Marsal, Inc.    ACCEPTED AND AGREED:
                          The Warnaco Group, Inc.,
                          For itself and on behalf of its subsidiaries,

By: /s/ Antonio C. Alvarez   By: /s/ Stanley P. Silverstein
    ----------------------      --------------------------------
    Antonio Alvarez             Its: Vice President
    Managing Director           --------------------------------

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